UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Sprouts Farmers Market, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement for

2014 Annual Meeting of Stockholders

March 17, 2014

Dear Fellow Sprouts Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Sprouts Farmers Market, Inc., which will be held at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, on Thursday, May 15, 2014 at 9:00 a.m., local time.

At the annual meeting, we will ask you to elect three members of our board of directors; vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2013 (commonly referred to as “say-on-pay”); vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (commonly referred to as “say-on-frequency”) and ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the 2014 fiscal year.

We have elected to provide access to the proxy materials over the Internet, other than to those stockholders who requested a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, I would like to thank you for your continued interest and investment in Sprouts Farmers Market.

Sincerely,

Doug Sanders

President and Chief Executive Officer

SPROUTS FARMERS MARKET, INC.

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, May 15, 2014 at 9:00 a.m. local time.

Place:	The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254.

Items of Business:	(1)	To elect three Class I directors to serve until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified.

(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2013 (“say-on-pay”).

(3)	To vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (“say-on-frequency”).

(4)	To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 28, 2014.

(5)	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on March 17, 2014 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Brandon F. Lombardi

Chief Legal Officer and Corporate Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about March 20, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 15, 2014.

This proxy statement and our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, are available at www.proxyvote.com and at http://investors.sprouts.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Thursday, May 15, 2014
Time:	9:00 a.m., local time
Location:	The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254
Record Date:	March 17, 2014
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Terri Funk Graham	For	15
George G. Golleher	For	15
Steven H. Townsend	For	15
Advisory vote on the compensation paid to our named executive officers for fiscal 2013	For	36
Advisory vote on the frequency of future votes on executive compensation	One Year	38
Ratification of our independent auditor	For	40

Voting Methods

You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 14, 2014. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

SPROUTS FARMERS MARKET, INC.

11811 North Tatum Boulevard, Suite 2400

Phoenix, Arizona 85028

2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Sprouts Farmers Market, Inc., a Delaware corporation, by our board of directors for use at the 2014 Annual Meeting of Stockholders, (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, on Thursday, May 15, 2014 at 9:00 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2013 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2013 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first released on or about March 20, 2014 to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on March 17, 2014, which we have set as the record date, are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 147,751,776 outstanding shares of our common stock, par value $0.001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, directors shall be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the three nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The advisory vote on the compensation of our named executive officers for fiscal 2013, commonly referred to as a “say-on-pay” proposal, and the proposal to ratify PricewaterhouseCoopers LLP as the independent auditor of our company for the fiscal year ending December 28, 2014 shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon. The advisory vote on the frequency of future say-on-pay proposals, commonly referred to as a “say-on-frequency” proposal, shall be decided by the frequency option (one year, two years or three years) that receives the greatest number of votes.

The advisory votes on the say-on-pay and say-on-frequency proposals are non-binding, but our board of directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay and say-on-frequency proposals.

The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each of the three Class I director nominees;

•	“FOR” the say-on-pay proposal;

•	“ONE YEAR” for the say-on-frequency proposal; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent auditor of our company for the fiscal year ending December 28, 2014.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.proxyvote.com; call 1-800-690-6903 to vote by telephone; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the three nominees for director set forth in this proxy statement, (2) “for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2013, (3) “one year” for the non-binding advisory proposal on the frequency of future say-on-pay proposals, (4) “for” the proposal to ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending December 28, 2014, and (5) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”), the say-on-pay proposal (“Proposal 2”) and the say-on-frequency proposal (“Proposal 3”) are matters considered non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1, 2 and 3. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 28, 2014 (“Proposal 4”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 4.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent votes present and entitled to vote that are not cast in favor of a proposal, abstentions have the same effect as votes “against” the say-on pay proposal. Broker non-votes, however, do not represent votes present and entitled to vote on non-routine matters, and therefore, have no effect on the say-on-pay proposal. The results of the say-on-frequency proposal are determined by a plurality. Accordingly, abstentions and broker non-votes will have no effect on the outcome of such proposal. With respect to the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditor of our company for the fiscal year ending December 28, 2014, because they represent votes present and entitled to vote that are not cast in favor of a proposal, abstentions have the same effect as votes “against” such proposal.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, telephone or mail) bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote. The election inspector need not be a stockholder, and any of our directors or officers may be an inspector on any question other than a vote for or against his or her election to any position with our company or on any other matter in which he or she may be directly interested.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

We are required to provide an Annual Report to all stockholders who receive this Proxy Statement. To reduce future costs to our company, if you are a stockholder of record and have more than one account in your name, or at the same address as other stockholders of record, you may authorize us to discontinue duplicate mailings of future Annual Reports, commonly referred to as “householding.” To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate mailings of future Annual Reports. Street name stockholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker. If, now or in the future, you wish to receive a separate copy of the Annual Report, please notify us by sending a written request to our Corporate Secretary at our principal executive offices, 11811 North Tatum Boulevard, Suite 2400, Phoenix, Arizona 85028, and we will promptly deliver a separate copy.

Availability of our Filings with the SEC

Our 2013 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our investor relations website, http://investors.sprouts.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Other Information

We report our results of operations on a 52- or 53-week fiscal year ending on the Sunday closest to December 31, with each fiscal quarter generally divided into three periods consisting of two four-week periods and one five-week period. Our last three completed fiscal years ended on January 1, 2012, December 30, 2012 and December 29, 2013. For ease of reference, we identify our fiscal years in this proxy by reference to the calendar year ending closest to the last day of such fiscal year. For example, we refer to our fiscal years ended January 1, 2012, December 30, 2012 and December 29, 2013 as “fiscal 2011,” “fiscal 2012” and “fiscal 2013,” respectively.

On July 29, 2013, Sprouts Farmers Markets, LLC, a Delaware limited liability company, converted into Sprouts Farmers Market, Inc., a Delaware corporation and the issuer of this proxy statement, pursuant to a statutory conversion (referred to as the “corporate conversion”). As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “Sprouts,” “we,” “us” and “our” refer to Sprouts Farmers Markets, LLC and after the corporate conversion to Sprouts Farmers Market, Inc. and, where appropriate, its subsidiaries. In the corporate conversion, each unit of Sprouts Farmers Markets, LLC was converted into 11 shares of common stock of Sprouts Farmers Market, Inc., and each option to purchase units of Sprouts Farmers Markets, LLC was converted into an option to purchase 11 shares of common stock of Sprouts Farmers Market, Inc. For the convenience of the reader, except as the context otherwise requires, all information included in this proxy statement is presented giving effect to the corporate conversion.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are managed by our board of directors, which consists of seven members.

Andrew S. Jhawar Chairman of the Board Age: 42 Director since: 2011 Chairman since: 2013

Mr. Jhawar is a Senior Partner of Apollo Management, L.P., having joined in February 2000, where he oversees Apollo’s efforts in the Grocery, Specialty Retail, Food & Beverage and Consumer Products sectors. Prior to joining Apollo, Mr. Jhawar was an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation and, prior to that, Jefferies & Company, where he focused primarily on the structuring, execution and negotiation of high yield debt and equity financing transactions. Mr. Jhawar graduated with an M.B.A. from Harvard Business School and with a B.S. in Economics from the Wharton School of the University of Pennsylvania. In addition, Mr. Jhawar currently sits on and has previously sat on a number of private and public company boards including Hostess Brands, LLC, Smart & Final, Inc., General Nutrition Centers, Inc. and Rent-A-Center, Inc. (NASDAQGS: RCII). Mr. Jhawar’s extensive knowledge and understanding of the retail industry and our company, which allows him to provide invaluable insight and advice concerning our business and financial strategies, and his exceptional background in developing and implementing strategic growth models that will enhance the development of our growth and expansion strategies led to the conclusion that he should serve on our board.

Shon A. Boney Director Age: 45 Director since: 2002

Mr. Boney co-founded our company in 2002 and served as our Vice President and Chief Financial Officer from 2002 to 2005, as Chief Executive Officer from 2005 to August 2012, and Chairman from August 2012 until March 2013. Prior to founding our company, Mr. Boney served in various positions with Henry’s Farmers Market ranging from store management to buyer to Director of Information Technology from 1986 to 2001. Mr. Boney’s over 25 years of experience in the grocery industry, combined with his intimate knowledge of all aspects of our business and operations, and unique perspective on discussions about our future activities and our place in the current competitive landscape led to the conclusion that he should serve on our board.

Joseph Fortunato Independent Director Age: 61 Director since: 2013 Committees: Audit Nominating and Corporate Governance

Mr. Fortunato currently serves as Chairman of the Board, Chief Executive Officer and President of GNC Holdings, Inc. (NYSE: GNC), a global specialty retailer of health and wellness products, since November 2005. Prior to that, Mr. Fortunato served as Senior Executive Vice President and Chief Operating Officer of GNC Holdings, Inc. from June 2005 until November 2005. From 1990 to June 2005, Mr. Fortunato served in various executive roles with General Nutrition Companies, Inc., including Executive Vice President and Chief Operating Officer, Executive Vice President of Retail Operations and Store Development, Senior Vice President of Financial Operations, and Director of Financial Operations. Mr. Fortunato currently serves on the board of directors of Mattress Firm Holding Corp. (NASDAQGS: MFRM), a retailer of mattresses and bedding-related products. Mr. Fortunato earned his undergraduate degree in Finance at Duquesne University in 1975. Mr. Fortunato’s record as an executive of a successful retail company, years of financial and operational experience, and experience on the boards of directors of public companies led to the conclusion that he should serve on our board.

Terri Funk Graham Independent Director Age: 48 Director since: 2013 Committees: Compensation Nominating and Corporate Governance, Chairperson

Ms. Graham currently serves as Chief Marketing Officer – RedEnvelope for Provide Commerce, Inc., a gifting company delivering flowers, chocolates, gift baskets and unique personalized gifts. Ms. Graham previously served on the board of directors of Hot Topic, Inc., a formerly publicly traded (NASDAQGS: HOTT) mall and web-based specialty retailer operating the Hot Topic and Torrid concepts from June 2012 to June 2013. From September 2007 to December 2012, Ms. Graham served as Senior Vice President and Chief Marketing Officer at Jack in the Box Inc. (NASDAQGS: JACK), a publicly traded restaurant company that operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants. Ms. Graham, who joined Jack in the Box Inc. in 1990, previously served as Vice President and Chief Marketing Officer from December 2004 to September 2007, Vice President of Marketing from May 2003 to December 2004, and Vice President of Brand Communications and Regional Marketing from July 2002 to May 2003. Ms. Graham’s over 22 years of experience in the marketing and restaurant industries and experience on the board of directors of a public company led to the conclusion that she should serve on our board.

George G. Golleher Director Age: 66 Director since: 2011

Mr. Golleher currently serves as a director of Claire’s Stores, Inc., a retail jewelry company. Mr. Golleher was Executive Chairman of Smart & Final Inc., an operator of warehouse grocery stores, from January 2012 to November 2012 and was also its Chief Executive Officer from May 2007 to December 2011. Mr. Golleher was a director of Simon Worldwide, Inc. (OTC Bulletin Board: SWWI), a promotional marketing company, from September 1999 to April 2006, and was also its Chief Executive Officer from March 2003 to April 2006. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc., a food and drug retailer. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company until March 1998, ultimately as the Chief Executive Officer and Vice Chairman of the Board. From 2002 until April 2009, Mr. Golleher served as a director of Rite Aid Corporation (NYSE: RAD), one of the largest retail drugstore chains in the United States. Mr. Golleher’s deep retail industry experience, specifically his experience managing food and grocery businesses, led to the conclusion that he should serve on our board.

Lawrence P. Molloy Independent Director Age: 52 Director since: 2013 Committees: Audit, Chairperson Compensation Nominating and Corporate Governance

Mr. Molloy currently serves as Special Advisor to PetSmart, Inc. (NASDAQGS: PETM), a role he has been in since June 2013, and had previously served as Chief Financial Officer of PetSmart from September 2007 until June 2013. Prior to joining PetSmart, Mr. Molloy was employed by Circuit City Stores, Inc., a national consumer electronics retailer, from 2003 to 2007, where he served as the Director of Financial Planning and Analysis from 2003 to 2004, Vice President, Financial Planning and Analysis from 2004 to 2006 and Chief Financial Officer of Retail from 2006 to 2007. Prior to Circuit City, he served in various leadership, planning and strategy roles for Capital One Financial Corporation (NYSE: COF); AGL Capital Investments, LLC; Deloitte & Touche Consulting Group; and the U.S. Navy. He served ten years in the Navy as a fighter pilot, later retiring from the Navy Reserve with a rank of Commander. Mr. Molloy’s perspective as a senior financial executive well versed in financial and accounting matters, as well as operational matters in the retail industry, led to the conclusion that he should serve on our board.

Steven H. Townsend Independent Director Age: 60 Director since: 2013 Committees: Audit Compensation, Chairperson

Mr. Townsend served as Consultant of United Natural Foods Inc. (NASDAQGS: UNFI) from December 2005 until December 2006. He served as Chairman of United Natural Foods Inc. from December 2003 to December 2005 and as its Chief Executive Officer from January 2003 to October 2005 and its President from April 2001 to October 2005. He previously served in other roles at United Natural Foods Inc., including as Chief Financial Officer and as Chief Operating Officer since joining in 1981 as Controller. He previously held management positions at Harris Corporation (NYSE: HRS) and Tupperware Corporation (NYSE: TUP). He has served as a Director of Velocity Brands, LLC since 2010 and ME Holding Corporation, parent holding company of Massage Envy, LLC since 2012. He previously served as Director of Vault USA, LLC, SI Bancorp MHC., SI Financial Group Inc. (NASDAQGM: SIFI), Savings Institute Bank & Trust Company, Global Energy Holdings Group Inc. and SunOpta Inc. (NASDAQGS: STKL). Mr. Townsend holds an M.B.A. in Management and Information Systems and a B.S. in Accounting, Summa Cum Laude from Bryant College. Mr. Townsend’s more than 30 years of senior management, financial, operational, information systems and human resources experience led to the conclusion that he should serve on our board.

Board Structure

Our certificate of incorporation and bylaws provide for a classified board of directors with staggered three-year terms, consisting of three classes as follows:

Class	Director	Independent

Class I (term expires at 2014 annual meeting)	Terri Funk Graham George G. Golleher Steven H. Townsend	Yes No Yes

Class II (term expires at 2015 annual meeting)	Joseph Fortunato Lawrence P. Molloy	Yes Yes

Class III (term expires at 2016 annual meeting)	Shon A. Boney Andrew S. Jhawar	No No

Our board of directors has determined that Mr. Fortunato, Ms. Graham, Mr. Molloy and Mr. Townsend each qualify as an “independent director,” as defined in the corporate governance rules of the NASDAQ Stock Market. There are no family relationships among any of our directors, director nominees, or executive officers.

Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board’s view that rather than having a rigid policy, the board, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Jhawar serving as our Chairman of the Board and Doug Sanders serving as our President and Chief Executive Officer. Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. By segregating the roles of the Chairman and the Chief Executive Officer, we reduce any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the company in the eyes of our customers, team members, and other stakeholders. As Chairman, Mr. Jhawar, among other responsibilities, presides over regularly scheduled meetings of the board, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Jhawar serve as Chairman of the Board, Mr. Sanders is better able to focus his attention on running our company.

The Board’s Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit, compensation, and nominating and corporate governance committees support our board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Board Participation

Our board of directors held five meetings in fiscal 2013 and acted by written consent six times. During fiscal 2013, each of our directors attended at least 75% of the total number of meetings of our board of directors and of the committees on which they serve, other than Mr. Fortunato who was unable to attend two meetings of the audit committee and one meeting of the nominating and corporate governance committee due to scheduling conflicts. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our board of directors on or around the same day as our annual meeting of stockholders.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee consists of Lawrence P. Molloy, Chairperson, Joseph Fortunato and Steven H. Townsend. Our board of directors has determined that each such individual is independent under the rules of the SEC and the NASDAQ Stock Market and is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The audit committee has the following responsibilities, among others things, as set forth in the audit committee charter:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	considering and approving or disapproving of all related party transactions;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

Our audit committee met three times during fiscal 2013.

Compensation Committee

Our compensation committee consists of Steven H. Townsend, Chairperson, Terri Funk Graham and Lawrence P. Molloy. Our board of directors has determined that each such individual is independent under NASDAQ Stock Market listing standards, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

•	reviewing, modifying, and approving (or if it deems appropriate, recommending to the full board of directors regarding) our overall compensation strategy and policies;

•	reviewing (or if it deems appropriate, recommending to the full board of directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	reviewing and recommending to the full board of directors the compensation of our directors;

•	evaluating, adopting, and administering (or if it deems appropriate, making recommendations to the full board of directors regarding) the 2013 Incentive Compensation Plan (referred to as the “2013 Incentive Plan”), other compensation plans, and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Our compensation committee met three times during fiscal 2013.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Terri Funk Graham, Chairperson, Joseph Fortunato and Lawrence P. Molloy. Our board of directors has determined that each such individual is independent under NASDAQ Stock Market listing standards.

The nominating and corporate governance committee has the following responsibilities, among other things, as set forth in the nominating and corporate governance committee’s charter:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

•	establishing criteria and qualifications for membership on the board of directors and its committees;

•	interviewing, evaluating, nominating, and recommending individuals for membership on our board of directors;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Our nominating and corporate governance committee met one time during fiscal 2013.

Identifying and Evaluating Director Candidates

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to our Corporate Secretary at our principal executive offices set forth in this proxy statement, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted corporate governance guidelines, a code of conduct and ethics that applies to all of our team members, a code of ethics that applies to members of our board of directors and a code of ethics that applies to our principal executive officer and senior financial officers, including those officers responsible for financial reporting. We post on our website, at http://investors.sprouts.com, the charters of our audit, compensation, and nominating and corporate governance committees and our corporate governance guidelines and the codes of conduct and ethics reference above. We intend to disclose any amendments to these codes, or any waivers of their requirements, on our website to the extent required by applicable SEC or NASDAQ rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at 11811 North Tatum Boulevard, Suite 2400, Phoenix, Arizona 85028.

Stockholder Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 11811 North Tatum Boulevard, Suite 2400, Phoenix, Arizona 85028. All such stockholder communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Corporate Governance Committee recommended, and the board of directors nominated:

•	Terri Funk Graham

•	George G. Golleher

•	Steven H. Townsend

as nominees for election as Class I members of our board of directors. Each nominee is presently a Class I director of our company and has consented to serve a three-year term if elected, concluding at the 2017 annual meeting of stockholders. Biographical information about each of our directors, including the nominees, is contained in the section above. At the Annual Meeting, three directors will be elected to our board of directors.

Required Vote

The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these three nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Only directors that are considered “independent” under applicable SEC and NASDAQ rules receive consideration for service on our board of directors. Our independent directors receive the following cash compensation: an annual cash retainer of $40,000, payable quarterly; $1,500 in cash for each board and committee meeting attended in person and $500 in cash for each board and committee meeting attended by telephone; and reimbursement of expenses relating to attendance at board and board committee meetings. In addition, the chairperson of each of our board committees receives an annual cash retainer of $15,000, payable quarterly.

In addition to the cash compensation discussed above, upon initial election, each independent director received an option to purchase shares of our common stock having a market value of $50,000. All of our independent directors joined our board prior to or in connection with our August 2013 initial public offering (referred to as the “IPO”), and their grants were based upon, and have a per share exercise price equal to, the initial public offering price of our common stock ($18.00). Initial election option grants vest 100% upon the first anniversary of the grant date.

Further, each year at about the time of our annual meeting of stockholders, it is expected that each independent director will receive an additional equity grant of an option to purchase shares of our common stock having a value of $50,000 on the date of grant. The number of options granted to each independent director will be determined by dividing the grant date value by the Black-Scholes value per share of our common stock as of the grant date. The exercise price will be equal to the closing price of our common stock on the grant date. We have not made any determinations with respect to the vesting terms of such awards as of the date of this proxy statement.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our company and further align their interests with those of our stockholders. In accordance with our Corporate Governance Guidelines, our independent directors are expected over a reasonable time to beneficially own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value of at least three times their annual cash retainer until he/she leaves the board.

Director Compensation Table

The following table sets forth a summary of the compensation earned by our directors in fiscal 2013.

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation (2)	Total
Andrew S. Jhawar	-	-	-	-
Shon A. Boney(3)	$101,772	-	$3,078,750	$3,180,522
Joseph Fortunato(4)	$39,667	$12,923	-	$52,590
Terri Funk Graham (5)	$43,374	$12,923	-	$56,297
George G. Golleher	-	-	$420,804	$420,804
Lawrence P. Molloy (6)	$61,500	$12,923	-	$74,423
Steven H. Townsend (7)	$44,374	$12,923	-	$57,297

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 23 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2013.
(2)	In connection with our $282.0 million April 2013 dividend to stockholders, our board of directors approved a one-time payment (referred to as the “Dividend Payment”) paid to certain holders of vested options to purchase shares of our common stock equal to an aggregate of approximately $13.9 million. The Dividend Payment was made pursuant to the anti-dilution provisions in our Sprouts Farmers Markets, LLC 2011 Option Plan (referred to as the “2011 Option Plan”), and not as compensation for service as a director. Certain holders of vested options received an amount equal to $2.24 per vested option. Messrs. Boney and Golleher received a one-time Dividend Payment equal to $3,078,750 and $420,804, respectively.

(3)	In connection with Mr. Boney’s transition from Chief Executive Officer to Director in August 2012, we entered into an arrangement pursuant to which Mr. Boney received $150,000 annually for his service as a director through the date of our IPO.
(4)	Mr. Fortunato joined our board of directors in May 2013.
(5)	Ms. Graham joined our board of directors in May 2013.
(6)	Mr. Molloy joined our board of directors in January 2013.
(7)	Mr. Townsend joined our board of directors in May 2013.

The following table lists all outstanding equity awards held by our directors as of December 29, 2013.

Name	Date of Grant	Number of Shares Underlying Option	Exercise Price	Option Expiration Date
Andrew S. Jhawar	-	-	-	-
Shon A. Boney	May 2, 2011	1,215,078	$3.33	May 2, 2018
	May 2, 2011	641,667	$1.09	May 2, 2018
Joseph Fortunato	July 31, 2013	2,778	$18.00	July 31, 2020
Terri Funk Graham	July 31, 2013	2,778	$18.00	July 31, 2020
George G. Golleher	May 2, 2011	187,935	$3.33	May 2, 2018
	May 2, 2011	112,761	$1.09	May 2, 2018
Lawrence P. Molloy	July 31, 2013	2,778	$18.00	July 31, 2020
Steven H. Townsend	July 31, 2013	2,778	$18.00	July 31, 2020

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 17, 2014:

Name	Age	Position
J. Douglas Sanders	44	President and Chief Executive Officer
Amin N. Maredia	41	Chief Financial Officer and Treasurer
James L. Nielsen	42	Chief Operating Officer
Brandon F. Lombardi	36	Chief Legal Officer and Corporate Secretary
Stephen D. Black	54	Chief Marketing and Information Officer
Theodore E. Frumkin	52	Senior Vice President—Business Development

J. Douglas (“Doug”) Sanders has served as our President and Chief Executive Officer since August 2012. Mr. Sanders joined Sprouts upon its founding in 2002 and served in roles of increasing responsibility before assuming the role of Chief Executive Officer and President, including President from August 2011 to August 2012, President and Chief Operating Officer from 2005 to August 2011, Chief Administrative Officer from 2004 to 2005, and Vice President of Information Technology from June 2002 to 2004. Prior to joining Sprouts, Mr. Sanders held a number of key management and strategic positions in operations and technology within companies in the grocery industry or grocery consulting industry, including TCI Solutions from 2000 to 2002, Associated Wholesale Grocers from 1997 to 2000 and Brookshire Brothers from 1986 to 1997. Mr. Sanders attended the Stephen F. Austin State University.

Amin N. Maredia has served as our Chief Financial Officer since August 2011. Prior to joining Sprouts, Mr. Maredia served in key strategic and finance roles for Burger King Corporation, one of the world’s largest fast food retailers, including Vice President—North America and Latin America Finance from 2009 to 2010, Vice President—Strategic Planning & Treasurer from 2006 to 2009, and Assistant Controller from July 2005 to 2006. Prior to that, Mr. Maredia served as Assistant Treasurer and Assistant Controller for Dynegy, Inc. (NYSE: DYN), an energy producer and wholesaler, from 2002 to July 2005. Mr. Maredia began his career at PricewaterhouseCoopers in 1994, is a graduate of the Harvard Business School General Management Program and holds an undergraduate degree in accounting from the University of Houston.

James L. Nielsen has served as our Chief Operating Officer since April 2011. Prior to joining our company, Mr. Nielsen served as President of Henry’s Farmers Markets from 2007 through April 2011, and Vice President and General Manager of Henry’s Farmers Markets from 2006 to 2007. Prior to that, Mr. Nielsen served in various roles of increasing responsibility for Wild Oats Marketplace, including Director of Operations from December 2004 to February 2007, Director of Non-Perishables from February 2004 to December 2004, and Director of Merchandising from 2002 to February 2004. Mr. Nielsen began his career at Smith’s Food and Drug in 1986 and held positions such as Store Director and Senior Merchandising Manager before leaving in 2002. Mr. Nielsen holds a B.S. in Business Administration from Weber State University.

Brandon F. Lombardi has served as our Chief Legal Officer and Corporate Secretary since January 2012. Prior to joining Sprouts, Mr. Lombardi was a corporate and securities attorney at the international law firm of Greenberg Traurig, LLP from 2002 to January 2012, having worked in the firm’s Los Angeles and Phoenix offices. While in private practice, Mr. Lombardi served as outside general counsel and corporate secretary to public and private companies in a wide range of industries, including food retail, specializing in corporate governance, securities and corporate law, and mergers and acquisitions. While acting as our outside counsel, Mr. Lombardi led our merger with Henry’s in April 2011. Mr. Lombardi holds a Juris Doctor from the Sandra Day O’Connor College of Law at Arizona State University and a B.S. in Global Business from Arizona State University.

Stephen D. Black has served as our Chief Marketing and Information Officer since June 2012. Prior to joining our company, Mr. Black served in various roles at Sunflower Farmers Markets, including Vice

President of Operations from August 2011 to June 2012, Vice President of Marketing and Information Technology from October 2010 to August 2011, and Senior Director of Information Technology from November 2009 to October 2010. Prior to joining Sunflower, Mr. Black served as Director of Strategy for Hac, Inc., operator of Homeland grocery stores, from May 2009 to October 2009, Senior Vice President of Non-perishables for Bruno’s Supermarkets from March 2008 to May 2009, shortly after Bruno’s Supermarkets filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, and Director of Center Store Purchasing, Marketing, and Information Technology for Buy For Less from August 2004 to January 2008. Mr. Black spent the bulk of his career at United Supermarkets of Oklahoma from 1977 to 2004, where he held roles including Systems & Information Director, Director of Store Purchasing and Pricing, and Store Manager.

Theodore E. Frumkin has served as our Senior Vice President—Business Development since December 2012. Prior to joining our company, Mr. Frumkin served as Vice President of Real Estate for Staples, Inc. (NASDAQGS: SPLS), from August 2005 to December 2012 and Director of Real Estate from April 2001 to August 2005. Before that, he was Vice President of Real Estate and Construction for Rubio’s Restaurants, Inc., a fast food retailer, from May 1999 to April 2001, and Director of Real Estate from May 1996 to May 1999; Director of Real Estate for Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, from December 1994 to May 1996; Real Estate Manager for Wal-Mart Stores, Inc. (NYSE: WMT), from 1992 to December 1994, and Real Estate Manager for Taco Bell, a fast food retailer, from 1986 to June 1991. Mr. Frumkin holds an M.B.A. in Finance from Florida International University, and a B.F.A. from Texas Christian University.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation of each person who served as our principal executive officer or principal financial officer and our three other most highly compensated executive officers, which we collectively refer to as our “named executive officers,” during the fiscal year ended December 29, 2013, or fiscal 2013. Our named executive officers for fiscal 2013 are:

Name	Title
J. Douglas Sanders	President and Chief Executive Officer
Amin N. Maredia	Chief Financial Officer and Treasurer
James L. Nielsen	Chief Operating Officer
Brandon F. Lombardi	Chief Legal Officer and Corporate Secretary
Stephen D. Black	Chief Marketing and Information Officer

Executive Summary

Our goal for our executive compensation program is to attract, motivate and retain proven, talented and creative executives who will provide leadership for our success in our dynamic and competitive industry. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. Our long-term financial targets include the following:

•	Unit growth of 12%;

•	Comparable store sales growth of 6+%;

•	Total sales growth of 15%;

•	Adjusted EBITDA[1] growth of 17% to 20%; and

•	Net income growth of 20+%.

We believe the compensation program for our named executive officers is instrumental in helping our company achieve our strong financial performance. Highlights of our 2013 performance related to our long-term financial targets include the following:

•	We opened 19 new stores, representing unit growth of 13%, for a total of 167 stores in eight states as of the end of fiscal 2013;

•	We achieved pro forma comparable store sales growth of 10.7% and two-year combined pro forma comparable store sales growth of 20.4%;[2]

•	Net sales were $2.4 billion; a 36% increase compared to reported net sales and a 22% increase compared to pro forma net sales in 2012;

1 Adjusted EBITDA is a non-GAAP financial measure that is explained and reconciled to the comparable GAAP measure in Appendix A to this proxy statement. We define “Adjusted EBITDA” as net income before interest expense, provision for income tax, and depreciation and amortization, excluding store closure and exit costs, one-time costs associated with our 2011 business combination with Henry’s Holdings, LLC and 2012 acquisition of Sunflower Farmers Market, Inc., losses from disposal of assets and certain other items that we do not consider representative of our ongoing financial performance.

2 In order to aid understanding of our business performance, in comparing our results to the comparable periods of 2012, we present 2012 financial results on a pro forma basis as if our May 2012 business combination with Sunflower Farmers Market, Inc. (referred to as the “Sunflower Transaction”) had occurred on the first day of our 2012 fiscal year. Please refer to pages 55-59 of our 2013 Annual Report on Form 10-K for a more detailed description of our pro forma adjustments.

•	Adjusted EBITDA was $195.2 million; a 33% increase from pro forma adjusted EBITDA in 2012; and

•	Our net income increased to $51.3 million from 2012, representing an increase of 163%.

Highlights of our 2013 executive compensation program include the following:

•	The base salaries for each of the named executive officers were increased for 2013, except for Mr. Sanders. Mr. Sanders’ base salary was set at $500,000 in connection with his promotion to CEO in August 2012 and remained at $500,000 for all of 2013. The base salaries for each of Messrs. Maredia, Nielsen and Lombardi increased 3.5% in February 2013 to $362,250, $336,375 and $258,750, respectively, in light of the significant value added to our company by each officer during 2012. Mr. Black’s base salary increased from $200,000 to $250,000 in connection with his assumption of the role of Chief Marketing Officer in January 2013.

•	Our board of directors reviewed the terms of existing option awards held by our named executive officers that were granted in 2011, which are scheduled to vest in 2014. In light of the lack of retention beyond the scheduled 2014 vesting date, our board determined to grant additional options to Messrs. Maredia and Nielsen to purchase 55,000 shares and 110,000 shares of our common stock, respectively. Half of such options are time-vest options that vest quarterly over 12 quarters, and half are performance-vest options that vest one-third each year over a three-year period. In addition, the board of directors determined to grant Mr. Black options to purchase 33,000 shares of our common stock in connection with our IPO in light of his assumption of the role of Chief Marketing Officer in January 2013.

•	Mr. Sanders did not receive an option award in 2013 in light of the option award he received in connection with his promotion to CEO in August 2012. Mr. Lombardi did not receive an option award in 2013 in light of the option award received in connection with his hire in 2012.

•	The bonus opportunities for each of the named executive officers, except for Messrs. Sanders and Maredia, were increased for 2013. Target bonus opportunities for each of Messrs. Sanders and Maredia remained 100% and 70% of such officer’s base salary. The target bonus opportunities for Messrs. Nielsen, Lombardi and Black were increased to 70%, 40%, and 40%, respectively, of such officer’s base salary. The changes generally were implemented in light of our transition to a publicly traded company and our efforts to build compensation programs designed to attract and retain top executive talent.

•	The maximum bonus opportunities for Messrs. Sanders and Maredia remained 150% of target bonus, or 150% and 105%, respectively, of such officer’s base salary. The maximum bonus opportunities for Messrs. Nielsen, Lombardi, and Black were increased to105%, 40%, and 40%, respectively, of such officer’s base salary.

•	We exceeded the target performance goals for both Plan EBITDA (as defined below) and comparable store sales set by the board of directors for 2013. Accordingly, Messrs. Sanders, Maredia, Nielsen, Lombardi and Black received a bonus of 149.2%, 104.4%, 104.4%, 40% and 40% of such officer’s base salary, respectively, under our performance-based bonus plan.

•	In connection with our $282.0 million April 2013 dividend to stockholders, our board of directors approved the one-time dividend payment (referred to as the “Dividend Payment”) paid to certain holders of vested options to purchase shares of our common stock equal to an aggregate of approximately $13.9 million. The Dividend Payment was made pursuant to the anti-dilution provisions in our 2011 Option Plan, and not as a component of performance-based compensation. Certain holders of vested options received an amount equal to $2.24 per vested option. Messrs. Sanders, Maredia, Nielsen, Lombardi, and Black received a one-time Dividend Payment equal to $2,847,836, $420,754, $769,688, $230,898, and $89,797, respectively.

•	We have generally limited other compensation to our executive officers. We have no guaranteed bonuses, no pension plans, no tax gross-up arrangements, and no executive perquisites such as company-paid personal travel, financial planning assistance or car allowances, except for Mr. Sanders, who receives a car allowance pursuant to his employment agreement.

•	Beginning in late 2013, our compensation committee formed in connection with our August 2013 IPO, with the assistance of an independent compensation consultant, compared our executive pay levels against a peer group of retail and high growth companies with comparable revenue and recent initial public offerings in the food retail and general retail sectors, and reviewed executive compensation market practices and trends in general. The committee determined to establish a philosophy to position the target value of total compensation at the 50th percentile of comparable companies over the near term. As a result, in October 2013 our compensation committee made significant changes to the compensation packages provided to our executive officers for 2014, as described below.

Compensation Philosophy and Objectives

Prior to our IPO, our executive compensation program was established primarily by our board of directors. Our 2013 pay mix, established when we were a privately held company, consisted primarily of base salary, annual performance-based bonuses, and options to purchase shares of our common stock. Our 2013 executive compensation program was established to appropriately incentivize our officers to plan and work toward the achievement of our short- and long-term company success, and aligned the interests of our named executive officers with the interests of our stockholders, since the amount of compensation varies depending upon our financial performance.

The fixed components (base salary and benefits) of our executive officer compensation program were designed to be competitive in order to induce talented executives to join our company. The variable component (cash performance-based bonus) was tied specifically to the achievement of company-wide objectives and was designed so that performance in excess of goals is rewarded with larger compensation. The option awards, most of which were granted in 2011 or 2012, were also tied to the achievement of company-wide objectives and were designed so that performance in excess of objectives is rewarded with larger compensation. The value of such equity awards increase or decrease as a result of changes in the market price of our common stock, creating opportunities in the event of successful market performance of our shares, aligning the interests of our named executive officers with our stockholders.

In connection with our IPO, we formed a compensation committee comprised entirely of independent directors. Our executive compensation program is now established by our compensation committee, and is intended to attract, motivate, and retain executives and key team members and reward the creation of stockholder value. Going forward, like most companies, we plan to use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executives with our stockholders. Our compensation philosophy, designed by our compensation committee, is to position the target value of total compensation at the 50th percentile of comparable companies.

We believe that targeting compensation at or near the median of comparable companies will enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including company and individual performance and experience. This compensation philosophy, and the program structure approved by our compensation committee, is intended to maintain our ability to attract, retain and motivate individuals who can help us achieve the superior results that our stockholders expect. The compensation changes made to our 2014 executive compensation program, discussed below, were designed with this philosophy in mind.

Role of Our Compensation Committee

Prior to our August 2013 IPO, we were a privately held company. As a result, we were not subject to any stock exchange listing or SEC rules requiring a majority of our board of directors to be independent or relating to the formation and functioning of board committees. Prior to the formation of our compensation committee in August 2013, compensation arrangements for our named executive officers were highly individualized and, generally, established through negotiations between the named executive officers and our board of directors.

In connection with our IPO, we established a new compensation committee, which is comprised entirely of independent directors. Our compensation committee is responsible for, among other things,

•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of senior management;

•	the approval (or recommendation to our board of directors) of individual compensation for our executive officers and other members of senior management, including our chief executive officer;

•	the approval of annual and long-term incentive performance metrics, as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.

Our compensation committee, in consultation with the outside executive compensation consultant retained by our compensation committee discussed below, also analyzes the reasonableness of our overall executive compensation package. Our compensation committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.sprouts.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

While our chief executive officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee. These decisions are based not only on our compensation committee’s deliberations, but also from input requested from outside advisors, including our compensation committee’s outside compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our chief executive officer’s compensation are determined solely by our compensation committee. Decisions regarding other executive officers are made by our compensation committee after considering recommendations from our chief executive officer.

Role of the Compensation Consultant

Our compensation committee may periodically engage the services of outside compensation consultants to provide advice in connection with making executive compensation determinations. The chairman of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the outside compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

In October 2013, our compensation committee engaged Mercer, Inc. (referred to as Mercer) to provide the committee with an executive compensation assessment, peer group analysis, and related compensation advice. Prior to our IPO, Mercer had been engaged by our management team to provide similar compensation review services for our company, for which we paid $180,000 in 2013. Upon engagement of Mercer by the compensation committee, the compensation review services provided to our management team ceased.

During 2013, we paid Mercer $293,750 for the provision of employee benefits brokerage services. These services were performed by different offices of Mercer and were unrelated to compensation services. In addition, we paid affiliates of Mercer $321,971 for the provision of insurance brokerage and crisis management consulting services, $54,000 for the provision of actuarial services, and $60,500 for the use of its risk management information system. While the compensation committee approved the retention of Mercer as a compensation consultant following our IPO, Mercer’s engagement pre-IPO and the engagement of the Mercer affiliates mentioned above were approved directly by our management without board approval, as board approval was not required.

The compensation committee’s outside compensation consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. For use in years subsequent to 2013, Mercer developed criteria used to identify peer and other comparable companies for executive compensation and performance comparisons, and reviewed and discussed with the committee various proposals presented to the committee by management. Mercer also provided updates on market trends and the regulatory environment as it related to executive compensation. Mercer representatives met informally with the Chairperson of the committee and with certain members of our management team, and formally with our compensation committee during an in-person meeting.

During fiscal 2013, the compensation committee considered the factors set forth in the newly effective NASDAQ Stock Market rule regarding compensation advisor independence. Specifically, the Compensation Committee has analyzed whether the work of Mercer as compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Mercer; (ii) the amount of fees from our Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of our company owned by Mercer or the individual compensation advisors employed by Mercer.

Management’s Role in Setting Compensation

Members of our human resources, finance, and legal departments work with our chief executive officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for our executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short- and long-term incentive plans. Our chief executive officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.

Specific Components of Our 2013 Compensation Program

Our 2013 named executive officer compensation program consisted of the following components:

•	base salary;

•	annual cash performance-based bonus;

•	equity awards in the form of options to purchase our shares; and

•	benefits generally available to all salaried team members.

2013 Base Salary

Base salary provides fixed compensation that is designed to be competitive in order to induce talented executives to join our company. Base salary amounts for our named executive officers in 2013 were the product of negotiations between our board of directors and our named executive officers, based largely on the collective experience and judgment of our board. In establishing base salaries, our board of directors considered a variety of factors, including:

•	the nature and responsibility of each executive’s position;

•	the impact, contribution, expertise and experience of the executive;

•	competitive market information regarding salaries to the extent available and relevant; and

•	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services.

As discussed above, going forward our compensation committee will review base salaries for our named executive officers annually, or when competitive circumstances or business needs may require.

At the end of 2012, our pre-IPO compensation committee reviewed and decided to adjust base salaries for both officers and other store-support and store team members at the same time. We believe that this company-wide annual review of base salaries helped promote company cohesion. As a result of this review, and in reflection of improving economic conditions and our outstanding company financial and operational performance in 2012, effective February 2013, the compensation committee authorized increases in the base salaries for our named executive officers, other than Mr. Sanders, who received an increase in connection with his promotion to Chief Executive Officer in August 2012.

The following contributions were taken into consideration by the compensation committee in making 2013 base salary decisions:

President and CEO. When increasing Mr. Sanders’ compensation in August 2012, the compensation committee considered Mr. Sanders’ assumption of the role of Chief Executive Officer, his leadership in driving the company’s achievement of all financial and operational goals and deliverables for 2012, the further progress of Sprouts’ growth strategy and the formation of an experienced senior management team that will lead the company in its future growth.

Chief Financial Officer. The compensation committee considered Mr. Maredia’s significant contributions in meeting the company’s financial goals, including enhancing the company’s balance sheet and liquidity, his leadership of our company’s finance function, and his oversight of the financial management and integrity of the internal controls of the company.

Chief Operating Officer. The compensation committee considered Mr. Nielsen’s important efforts that resulted in the successful integration of the Henry’s and Sunflower operations, new merchandising strategies and the company’s consistent sales performance throughout 2012 that exceeded goals established by our board.

Chief Legal Officer and Corporate Secretary. The compensation committee considered Mr. Lombardi’s oversight and contributions as counsel to our company, including leading our successful acquisition of Sunflower and our litigation and corporate transactions, establishing strong corporate governance policies, and executing effective risk management strategies.

Chief Marketing and Information Officer. The compensation committee considered Mr. Black’s performance since becoming a team member in May 2012. When increasing Mr. Black’s compensation for 2013, the compensation committee also considered Mr. Black’s increased responsibilities in connection with his assumption of the role of Chief Marketing Officer in early 2013.

The table below sets forth the annual base salaries for each of our named executive officers for 2012 and 2013:

Name	Base Salary for 2012	Base Salary for 2013
J. Douglas Sanders(1)	$500,000	$500,000
Amin N. Maredia	$350,000	$362,250
James L. Nielsen	$325,000	$336,375
Brandon F. Lombardi	$250,000	$258,750
Stephen D. Black(2)	$200,000	$250,000

(1)	On August 23, 2012, Mr. Sanders assumed the role of Chief Executive Officer and his base salary increased from $400,000 to $500,000.
(2)	Upon becoming a team member of Sprouts as of the consummation of the Sunflower Transaction, Mr. Black’s base salary was $178,500. His annual base salary was immediately increased to $200,000 for the remainder of 2012.

2013 Performance-based Cash Incentive Compensation

We utilize performance-based cash incentives to motivate executives to attain short-term objectives that align with long-term business goals. Our cash incentive plan is based upon (1) Adjusted EBITDA (as defined above), as adjusted for expenses incurred in connection with our IPO and accrual of bonuses for our executive officers above their target bonus amounts (referred to as “Plan EBITDA”), and (2) comparable store sales growth.

Our compensation committee believes that Plan EBITDA is an appropriate and primary indicator to our equityholders of overall business health, and its use achieves our desire to use a measure of profitability that drives equityholder value creating behaviors. The second measure, comparable store sales growth, focuses executive officers on both strengthening our core business and making our stores more effective.

Each named executive officer’s target bonus amount is expressed as a percentage of base salary, referred to as the “Target Bonus.” The Target Bonus for Messrs. Sanders, Maredia, Nielsen, Lombardi and Black was 100%, 70%, 70%, 40%, and 40% of his 2013 base salary, respectively. In May 2013, the compensation committee set performance targets for Plan EBITDA and comparable store sales growth to determine what percentage of the Target Bonus should be paid out to each named executive officer. The percentage of the Target Bonus payable to Messrs. Sanders, Maredia, and Nielsen in 2013 ranged from 0% to 150%, based upon corporate performance against Plan EBITDA and comparable store sales growth targets. For such named executive officers, Plan EBITDA is weighted 75% and pro forma comparable store sales growth is weighted 25%. If Plan EBITDA and comparable store sales growth are 100% of the established targets, Messrs. Sanders, Maredia, and Nielsen are each entitled to receive 100% of his respective Target Bonus. Each of Messrs. Sanders, Maredia, and Nielsen had the opportunity to earn up to 150% of his respective Target Bonus (or 150%, 105% and 105% of such officer’s base salary, respectively). For every 3.0% above the established Plan EBITDA target, the percentage of the officer’s bonus opportunity for the Plan EBITDA component increases by 7.5%, up to a maximum of 112.5% of the Target Bonus. For every 3.0% above the established comparable store sales growth target, the percentage of the officer’s bonus opportunity for the pro forma comparable store sales growth component increases by 2.5%, up to a maximum of 37.5% of the Target Bonus. If 115% or more of both the Plan EBITDA and comparable store sales growth targets are achieved, the officer was entitled to receive 150% of his Target Bonus. Additionally, as a threshold matter, no bonuses would be paid unless Plan EBITDA is 95% of target. Messrs. Lombardi’s and Black’s respective bonuses were weighted 30% upon Plan EBITDA, 20% on comparable store sales growth and 50% on individual performance.

After the end of the fiscal year, our compensation committee reviews our company’s actual performance against each of the financial performance objectives and, in determining whether the performance ranges are met, exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events.

2013 Bonus Payments

For 2013, the target Plan EBITDA goal was $172.0 million and the target comparable store sales growth goal was 6.2%. For 2013, our Plan EBITDA, for purposes of management bonuses, was $197.2 million, or 114.7% of the target goal, resulting in 111.7% of the Target Bonus being payable as a result of such factor. Our pro forma comparable store sales growth was 10.7%, or 172.3% of the target goal, which exceeded the maximum benchmark for comparable store sales growth under the performance targets, resulting in 37.5% of the Target Bonus being payable as a result of such factor. Based upon these combined factors, the compensation committee determined that approximately 149.2% of the Target Bonus for Messrs. Sanders, Maredia and Nielsen would be paid out, or 149.2%, 104.4% and 104.4% of such officer’s base salary, respectively. In addition, the compensation committee determined that 100% of Messrs. Lombardi’s and Black’s Target Bonus would be paid out, or 40% of each such officer’s base salary.

The following table shows each named executive officer’s maximum potential bonus payment as a percentage of 2013 annual base salary, his actual bonus payment, and his bonus payment as a percentage of 2013 annual base salary.

Name	Target Bonus Payment as a % of Annual Base Salary(1)(2)	Maximum Potential Bonus Payment as a % of Annual Base Salary(1)	Actual Target- Based Bonus Payment	Actual Target- Based Bonus Payment as a % of Annual Base Salary(2)	Actual Target- Based Bonus Payment as a % of Total 2013 Base Salary(3)	Other Bonus Awards(4)	Actual Total Bonus Payment
J. Douglas Sanders	100%	150.0%	$746,000	149.2%	149.2%	$2,847,836	$3,593,836
Amin N. Maredia	70%	105.0%	$378,334	104.4%	104.8%	$420,754	$799,088
James L. Nielsen	70%	105.0%	$351,310	104.4%	104.9%	$769,688	$1,120,998
Brandon F. Lombardi	40%	40.0%	$103,500	40.0%	40.2%	$230,898	$334,398
Stephen D. Black	40%	40.0%	$100,000	40.0%	40.9%	$89,797	$189,797

(1)	Amounts in this column represent the percentage of annual base salary payable upon satisfaction of certain targets under our executive bonus plan.
(2)	Based upon the applicable named executive officer’s annual base salary as of December 29, 2013.
(3)	Based upon the total actual amount of salary compensation paid to the applicable named executive officer for fiscal 2013.
(4)	Amounts in this column represent the Dividend Payments made in April 2013.

2013 Equity Incentive Compensation

Our practice has been to grant equity-based compensation in the form of options to purchase our shares to align the interests of our named executive officers with the interests of our equity holders, to reward our named executive officers for superior corporate performance, and to attract, motivate and retain executive talent. We granted options to our named executive officers as follows:

•	We granted options to Mr. Sanders in May 2011 to purchase 1,925,000 shares of our common stock following the consummation of the Henry’s Transaction, and options to purchase 275,000 shares in connection with his promotion to Chief Executive Officer in August 2012.

•	We granted options to Mr. Nielsen in May 2011 to purchase 550,000 shares of our common stock pursuant to the terms agreed upon at the time of his hiring as our Chief Operating Officer, and options to purchase 110,000 shares in August 2013 in connection with our IPO.

•	We granted options to Mr. Maredia in September 2011 to purchase 605,000 shares of our common stock pursuant to the terms agreed upon at the time of his hiring as our Chief Financial Officer, and options to purchase 55,000 shares in August 2013 in connection with our IPO.

•	We granted options to Mr. Lombardi in July 2012 to purchase 275,000 shares of our common stock pursuant to the terms agreed upon at the time of his hiring as our Chief Legal Officer and Corporate Secretary.

•	We granted options to Mr. Black in July 2012 to purchase 137,500 shares of our common stock following his hire and options to purchase 33,000 shares in August 2013 in connection with our IPO.

Half of such options are time-vest options that vest quarterly over 12 quarters, and half are performance-vest options that vest one-third each year over a three-year period subject to Plan EBITDA and pro forma comparable store sales growth targets being met. One-sixth of Mr. Lombardi’s time-vest options granted in connection with his joining our company vested on the date of grant. The remainder of his time-vest options shall vest quarterly over the following ten quarters. The options were all granted with an exercise price per share equal to the fair market value of our shares on the grant date, as determined by our board of directors because there was not a public market for our equity at the time of grant. Our executives realize value from options only if and to the extent the market price of our equity when the executive exercises the option exceeds the price on the date of grant. The shares underlying the options, the exercise price per share and the number of shares issuable upon exercise of these options have been adjusted in connection with the corporate conversion described elsewhere in this proxy statement. The options expire seven years from the grant date, vest upon a change in control of our company, and any unvested portion is forfeited when an officer leaves our company for any reason.

2013 Additional Executive Benefits

We provide our named executive officers with benefits that our board of directors believes are reasonable and in the best interests of our company and our equity holders. Consistent with our compensation philosophy, we intend to continue to maintain competitive benefit packages for our named executive officers, including retirement plan benefits and other health and welfare benefits described below. The compensation committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

•	Retirement Plan Benefits. We sponsor a 401(k) defined-contribution plan, or the “401(k) Plan,” covering substantially all eligible team members, including our named executive officers. Team member contributions to the 401(k) Plan are voluntary. Contributions by participants are limited to their annual tax deferred contribution limited by the Internal Revenue Service. We contribute an amount up to 50% of the first 6% of the eligible compensation deferred by a participant.

•	Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible team members. We pay the premium amounts for such insurance plans on behalf of our named executive officers (other than Mr. Black).

Changes to Our Executive Compensation Program for 2014

As discussed above, following our IPO the compensation committee of our board of directors redesigned our executive officer compensation program to (1) reflect our stage of development as a newly public company, (2) improve our ability to attract, motivate, and retain executives, and (3) reward the creation of stockholder value. Our compensation committee determined to take the following actions with respect to our 2014 compensation structure:

•	The compensation committee will use the peer group compensation data provided by Mercer as the primary benchmarking tool for evaluating executive compensation.

•	The compensation committee increased the base salaries of our executive officers as part of the committee’s overall plan to adjust target and total compensation levels to approximate the 50th percentile of comparable companies. Before the increases, base salaries were below the market 25th percentile, so the compensation committee decided to move base salaries directionally toward the market 50th percentile over the near term.

•	The compensation committee continued to strengthen pay-for-performance through the use of Plan EBITDA and comparable store sales targets for our short-term incentive plan, and determined to exclude an individual performance component from the short-term incentive plan in order to emphasize more objective pay-for-performance criteria.

•	The Target Bonus opportunities for each of our named executive officers will remain the same for 2014, while the maximum bonus opportunities will increase.

•	The compensation committee implemented an annual long-term incentive program that includes stock options and restricted stock units (referred to as RSUs) that encourage retention and align executive officer and stockholder interests. As part of our committee’s emphasis on pay for performance, the mix of equity awards to our executive officers is weighted more toward options than RSUs.

•	The compensation committee determined to implement a non-qualified deferred compensation plan.

Employment Agreements

We are party to employment agreements with our named executive officers, except for Mr. Black. We have described the material terms of these agreements in the section “—Employment Agreements.” These employment agreements establish the terms and conditions of such named executive officer’s employment relationship with us. These agreements generally provide that such named executive officer receive a minimum base salary and be eligible to receive an annual bonus, but do not otherwise provide for annual salary or bonus increases or other compensation increases. In addition, these employment agreements provide for benefits upon termination of employment in certain circumstances.

Risk Considerations in Our Compensation Program

Our board of directors does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company for the following reasons:

•	we believe our fixed pay is competitive given our size and stage of development;

•	our variable pay is based on achieving short-term financial goals, we set a threshold for financial targets below which no bonus payment can be made, and cash bonuses are awarded at amounts that are capped to avoid windfall payouts; and

•	long-term performance is rewarded through grants of equity that are only valuable if the price of our equity increases over time, which aligns our executives’ interests with those of our equity holders.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 29, 2013 for filing with the SEC.

Steven H. Townsend, Chairperson

Terri Funk Graham

Lawrence P. Molloy

Compensation Committee Interlocks and Insider Participation

Prior to the completion of our IPO in August 2013, our compensation committee was comprised of Messrs. Jhawar and Boney. Mr. Jhawar is a Senior Partner of Apollo Management, L.P., an affiliate of investment funds affiliated with, and co-investment vehicles managed by, Apollo Management VI, L.P. (referred to as the “Apollo Funds”), collectively, our primary stockholder. The Apollo Funds are affiliates of Apollo Global Management, LLC (together with its subsidiaries, referred to as “Apollo”). See “Certain Relationships and Related Party Transactions” for additional information with respect to transactions with Apollo. Mr. Boney co-founded our company in 2002 and previously served as our Vice President and Chief Financial Officer from 2002 to 2005, as Chief Executive Officer from 2005 to August 2012, and Chairman from August 2012 until March 2013.

Upon completion of our IPO, our compensation committee was comprised of Steven H. Townsend, as Chairperson, Terri Funk Graham and Lawrence P. Molloy. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors, nor have any of these individuals ever been an officer or team member of our company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal 2013 and 2012.

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
J. Douglas Sanders	2013	$500,000	—	$746,000	$2,886,301	$4,132,301
President and Chief Executive Officer(4)	2012	$432,692	$517,922	$637,500	$53,327	$1,641,441

Amin N. Maredia	2013	$360,836	$280,386	$378,334	$425,768	$1,445,324
Chief Financial Officer and Treasurer(5)	2012	$350,000	—	$312,375	$22,281	$684,656

James L. Nielsen	2013	$334,931	$560,772	$351,310	$785,429	$2,032,442
Chief Operating Officer(6)	2012	$325,000	—	$248,625	$15,914	$589,539

Brandon F. Lombardi	2013	$257,740	—	$103,500	$251,907	$613,147
Chief Legal Officer and Corporate Secretary(7)	2012	$230,769	$520,387	$127,500	$8,493	$887,149

Stephen D. Black	2013	$244,231	$168,231	$100,000	$94,605	$607,067
Chief Marketing and Information Officer(8)	2012	$114,889	$260,381	$48,200	$621	$424,091

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 24 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2013.

(2)	Unless otherwise indicated, amounts shown in this column include bonuses earned in 2013 and 2012 under our performance-based cash incentive plan, but not paid until 2014 and 2013, respectively.

(3)	Amounts in this column for 2013 include (a) Dividend Payments of $2,847,836, $420,754, $769,688, $230,898 and $89,797 paid to Messrs. Sanders, Maredia, Nielsen, Lombardi and Black, respectively, made pursuant to the anti-dilution provisions of our 2011 Option Plan; (b) medical, disability and life insurance premiums paid on behalf of Messrs. Sanders, Maredia, Nielsen and Lombardi; (c) cash out of accrued vacation time to Messrs. Sanders, Nielsen, Lombardi and Black; (d) an auto allowance for Mr. Sanders; and (e) matching contributions to our 401(k) plan for Messrs. Nielsen and Lombardi. Amounts for 2012 include (a) medical, disability and life insurance premiums paid on behalf of our executive officers; (b) cash out of accrued vacation time; (c) an auto allowance for Mr. Sanders; and (d) matching contributions to our 401(k) plan for Mr. Lombardi.

(4)	On August 23, 2012, Mr. Sanders assumed the role of Chief Executive Officer and his base salary increased from $400,000 to $500,000. The 2012 amount shown reflects his base salary of $400,000 through August 23, 2012 and $500,000 from August 24, 2012 through December 30, 2012 and from December 31, 2012 through December 29, 2013.

(5)	On February 1, 2013, Mr. Maredia’s base salary increased to $362,250. The 2013 amount shown reflects his base salary of $350,000 through January 31, 2013 and $362,250 from February 1, 2013 through December 29, 2013.

(6)	On February 1, 2013, Mr. Nielsen’s base salary increased to $336,375. The 2013 amount shown reflects his base salary of $325,000 through January 31, 2013 and $336,375 from February 1, 2013 through December 29, 2013.

(7)	On February 1, 2013, Mr. Lombardi’s base salary increased to $258,750. The 2013 amount shown reflects his base salary of $250,000 through January 31, 2013 and $258,750 from February 1, 2013 through December 29, 2013. Mr. Lombardi joined our company as a team member effective January 23, 2012, and the 2012 amount shown reflects his base salary of $250,000 pro-rated from that date through December 30, 2012. Mr. Lombardi’s 2012 bonus amount reflects his 25% annual bonus amount of $62,500, a $25,000 special bonus in recognition of his significant contributions to our company for fiscal 2012, and a $40,000 signing bonus paid in connection with his hire in January 2012.

(8)	In connection with Mr. Black’s assumption of the responsibilities of Chief Marketing Officer, on February 1, 2013, Mr. Black’s base salary increased to $250,000. The 2013 amount shown reflects his base salary of $200,000 through January 31, 2013 and $250,000 from February 1, 2013 through December 29, 2013. Mr. Black joined our company as a team member effective May 29, 2012, and the 2012 amount shown reflects his base salary of $200,000 pro-rated from that date through December 30, 2012. Mr. Black’s 2012 bonus amount reflects his pro-rated 20% annual bonus amount of $23,200, and a $25,000 special bonus in recognition of his significant contributions to our company for fiscal 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 29, 2013.

	Option Awards
	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price(2)	Option Expiration Date
Name	Exercisable	Unexercisable	Unearned
J. Douglas Sanders	481,250	240,626	-	$1.09	May 2, 2018
	1,203,125	-	-	$3.33	May 2, 2018
	68,749	137,500	45,834	$3.78	August 23, 2019
	68,750	-	-	$6.01	August 23, 2019
Amin N. Maredia	151,249	100,834	-	$1.09	September 25, 2018
	187,917	-	-	$3.33	September 25, 2018
	11,457	43,543	18,334	$18.00	July 31, 2020
James L. Nielsen	91,666	68,751	-	$1.09	May 2, 2018
	286,606	-	-	$3.33	May 2, 2018
	22,916	87,084	36,667	$18.00	July 31, 2020
Brandon F. Lombardi	68,749	103,126	45,834	$3.78	July 23, 2019
	103,125	-	-	$6.01	July 23, 2019
Stephen D. Black	22,917	63,021	22,917	$3.78	July 23, 2019
	24,960	-	-	$6.01	July 23, 2019
	6,875	26,125	11,000	$18.00	July 31, 2020

(1)	Options are to acquire shares of common stock. Options expire seven years from the grant date. Time-vested options generally vest over 12 quarters. Each performance-based option vests based on the achievement of EBITDA (as defined in the option agreements) and pro forma comparable store sales targets, weighted equally. One-third of the performance-based options vest each of the first three years after the grant date if such targets are met. In addition, all options vest upon occurrence of a change in control of the company.
(2)	In connection with our $282.0 million April 2013 dividend to stockholders, the named executive officers received $2.24 per vested option as a Dividend Payment, and the unvested portion of such grant was reduced by $2.24 per share.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for fiscal 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)
J. Douglas Sanders	—	—	500,000	750,000	—	—	—
Amin N. Maredia	July 31, 2013	—	253,575	380,363	55,000	$18.00	$280,386
James L. Nielsen	—	—	235,463	353,194	110,000	$18.00	$560,772
Brandon F. Lombardi	July 31, 2013	—	103,500	103,500	—	—	—
Stephen D. Black	July 31, 2013	—	100,000	100,000	33,000	$18.00	$168,231

(1)

Represents possible amounts payable under our 2013 performance-based cash incentive program. For fiscal 2013, cash bonuses to be awarded to each named executive officer were based on Plan EBITDA and comparable store sales growth targets. The Target Bonus for 2013 for Messrs. Sanders, Maredia, Nielsen, Lombardi and Black were 100%, 70%, 70%, 40%, and 40% of base salary, respectively. The maximum amount achievable by Messrs. Sanders, Maredia and Nielsen in 2013 was 150% of his Target Bonus. Messrs. Lombardi and Black were eligible to receive 100% of his respective Target Bonus. In addition, 75% of the bonus criteria for each named executive officer other than Messrs. Lombardi and Black was weighted towards Plan EBITDA, and 25% towards pro forma comparable store sales growth. For Messrs. Lombardi and Black, 30% of their respective bonus criteria was weighted towards Plan EBITDA, 20% was weighted towards pro forma comparable store sales growth and 50% was weighted towards individual performance. See “Summary Compensation Table” for actual amounts paid under our 2013 performance-based cash incentive program.

(2)	Half of such options are time-vest options and the remaining half are performance-vest options. The time-vest options granted to Messrs. Maredia, Nielsen and Black vest quarterly over 12 quarters. Each performance-vest option vests based on the achievement of Plan EBITDA and pro forma comparable store sales growth targets, weighted equally. One-third of the performance-based options vest each of the first three years after the grant date if such targets are met. In addition, all options vest upon occurrence of a change in control of the company. If, for any year, an installment does not vest because either the Plan EBITDA target or the pro forma comparable store sales growth target is not achieved, such installment may vest the following year if certain two-year cumulative comparable sales growth and single-year Plan EBITDA targets are achieved.

(3)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during fiscal 2013, computed in accordance with ASC 718. For performance-vest option awards, the grant date fair value is based upon the probable outcome of the applicable performance conditions.

Option Exercises

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and the value realized on exercise of options during fiscal 2013.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
J. Douglas Sanders	—	—
Amin N. Maredia	—	—
James L. Nielsen	102,977	$3,446,494
Brandon F. Lombardi	—	—
Stephen D. Black	26,602	$817,942

For option awards, the value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.

Employment Agreements

On April 18, 2011, we entered into an employment agreement with each of Messrs. Sanders and Nielsen, and on July 15, 2011 and January 23, 2012, we entered into an employment agreement with each of Messrs. Maredia and Lombardi, respectively. Mr. Black does not have an employment agreement. Each employment agreement contains a base salary that was set as a result of negotiations between the executive and our board of directors, and is subject to adjustment on an annual basis. Additionally, each employment agreement provides for a bonus based upon our company’s attainment of annual goals established by our board and the compensation committee. In connection with the entry into their respective employment agreements, each of the executives were granted options to purchase shares as follows: 1,925,000 for Mr. Sanders, 605,000 for Mr. Maredia, 550,000 for Mr. Nielsen and 275,000 for Mr. Lombardi. In connection with his assumption of the role of Chief Executive Officer, Mr. Sanders was granted an additional 275,000 options. Each employment agreement also provides vacation benefits, reimbursement for business expenses, and the right to participate in company-wide benefits, including insurance, retirement, and other plans and programs as are available to our executive officers. Each employment agreement contains a covenant not to compete with our company or solicit our team members or customers for a period equal to the greater of 12 months immediately following termination of employment or the end of the period during which severance payments are being made, subject to certain exceptions, as well as confidentiality, preservation of intellectual property and non-disparagement obligations.

We and each named executive officer may terminate the officer’s employment at any time. If we terminate any of the officers without “cause” or any of them terminates his employment for “good reason,” the terminated executive will receive an amount equal to (i) his base salary at the time of termination for a period of 24 months in the case of Messrs. Sanders and Nielsen and 12 months in the case of Messrs. Maredia and Lombardi, (ii) the sum of his annual bonuses in the two fiscal years prior to termination, each payable for a period of 24 months in the case of Messrs. Sanders and Nielsen and 12 months in the case of Messrs. Maredia and Lombardi, in each case from the effective date of termination, (iii) a pro-rated share of the annual bonus to which the officer would have been entitled had the officer worked the full year during which the termination occurred, and (iv) reimbursement of premiums paid for continued health benefits under COBRA during the applicable severance period. Upon a termination of employment by us of an executive officer not party to an employment agreement without “cause” or by such executive officer for “good reason,” we typically pay such officer his base salary at the time of termination for a period of 12 months. We would expect to pay severance benefits to Mr. Black equal to 12 months of base salary and reimbursement of premiums paid for continued health benefits under COBRA during the applicable severance period if he were so terminated without cause or if he terminated his employment for good reason.

In the event of termination of employment due to the death or disability of an officer, we will pay to the officer, or such officer’s guardian or personal representative, as the case may be, continued base salary at its then-current level for the lesser of six months or the then-remaining term of the employment agreement, as well as a pro-rated share of the annual bonus to which the officer would have been entitled had the officer worked the full year during which the termination occurred.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation to our named executive officers in the event of termination of such officer’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not for cause termination, for cause termination, involuntary for good reason termination, and in the event of disability or death of the executive is shown above. The amounts shown assume that such termination was effective as of December 29, 2013, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such officer’s separation from our company. Our officers’ employment agreements do not provide for additional benefits upon a change of control of our company.

J. Douglas Sanders

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/29/13	Involuntary Not for Cause Termination on 12/29/13	For Cause Termination on 12/29/13	Involuntary for Good Reason Termination on 12/29/13	Death on 12/29/13	Disability on 12/29/13
Compensation:
Bonus	—	$1,383,500	—	$1,383,500	$746,000	$746,000
Cash severance	—	$1,000,000	—	$1,000,000	$250,000	$250,000
Health and welfare benefits	—	$29,609	—	$29,609	—	—

Total	—	$2,413,109	—	$2,413,109	$996,000	$996,000

Amin N. Maredia

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/29/13	Involuntary Not for Cause Termination on 12/29/13	For Cause Termination on 12/29/13	Involuntary for Good Reason Termination on 12/29/13	Death on 12/29/13	Disability on 12/29/13
Compensation:
Bonus	—	$690,709	—	$690,709	$378,334	$378,334
Cash severance	—	$362,250	—	$362,250	$181,125	$181,125
Health and welfare benefits	—	$14,470	—	$14,470	—	—

Total	—	$1,067,429	—	$1,067,429	$559,459	$559,459

James L. Nielsen

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/29/13	Involuntary Not for Cause Termination on 12/29/13	For Cause Termination on 12/29/13	Involuntary for Good Reason Termination on 12/29/13	Death on 12/29/13	Disability on 12/29/13
Compensation:
Bonus	—	$599,935	—	$599,935	$351,310	$351,310
Cash severance	—	$672,750	—	$672,750	$168,188	$168,188
Health and welfare benefits	—	$10,040	—	$10,040	—	—

Total	—	$1,282,725	—	$1,282,725	$519,498	$519,498

Brandon F. Lombardi

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/29/13	Involuntary Not for Cause Termination on 12/29/13	For Cause Termination on 12/29/13	Involuntary for Good Reason Termination on 12/29/13	Death on 12/29/13	Disability on 12/29/13
Compensation:
Bonus	—	$166,000	—	$166,000	$103,500	$103,500
Cash severance	—	$258,750	—	$258,750	$129,375	$129,375
Health and welfare benefits	—	$10,001	—	$10,001	—	—

Total	—	$434,751	—	$434,751	$232,875	$232,875

Stephen D. Black

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/29/13	Involuntary Not for Cause Termination on 12/29/13	For Cause Termination on 12/29/13	Involuntary for Good Reason Termination on 12/29/13	Death on 12/29/13	Disability on 12/29/13
Compensation:
Bonus	—	—	—	—	—	—
Cash severance	—	$250,000	—	$250,000	$125,000	$125,000
Health and welfare benefits	—	$14,470	—	$14,470	—	—

Total	—	$264,470	—	$264,470	$125,000	$125,000

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan for any of our team members. In 2013, we did not offer a nonqualified deferred compensation plan for any of our team members. Team members meeting certain requirements may participate in our 401(k) plan.

Team Member Benefit and Stock Plans

We have two team member benefit and stock plans under which we have issued equity to our team members and non-employee members of the board, our 2011 Option Plan and 2013 Incentive Plan.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (referred to as the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during our fiscal year ended December 29, 2013), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 20. We urge our stockholders to review the complete Compensation Discussion and Analysis included in this proxy statement and the executive-related compensation tables for more information.

Our executive compensation program is designed to promote the creation of long-term stockholder value by paying for performance, attracting and retaining valuable team members and aligning the interests of our named executive officers with those of our stockholders. Our 2013 executive officer compensation program consists of base salary, annual cash performance-based bonus, equity awards in the form of options to purchase our shares and benefits generally available to all of our salaried team members. The fixed components (base salary and benefits) of our named executive officer compensation are designed to be competitive in order to induce talented executives to join our company. The variable component (cash performance-based bonus) is tied specifically to the achievement of company-wide objectives and is designed so that above average performance is rewarded with above average rewards. The equity awards, which are also a variable component, are also tied to the achievement of company-wide objectives and are designed so that performance in excess of objectives is rewarded with larger compensation. By tying a large portion of executive compensation to achievement of short-term and long-term strategic and operational goals, we seek to closely align the interests of our named executive officers with the interests of our stockholders.

Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers for the fiscal year ended December 29, 2013, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Required Vote

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee, or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 29, 2013, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY VOTES (“SAY- ON-FREQUENCY”)

Background

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek a say-on-pay vote. Stockholders have the option of recommending a say-on-pay vote every year, every two years, or every three years or abstaining from making a recommendation.

Summary

Our board of directors has considered the advantages and disadvantages of the frequency of the say-on-pay vote. Based on its analysis, our board of directors believes that asking our stockholders to vote on executive compensation each year would be the most meaningful for our board of directors and our compensation committee and best serve the interests of our company and its stockholders. Our board of directors believes an annual say-on-pay advisory vote will provide the most timely feedback on executive compensation arrangements, plans, programs, and policies as executive compensation disclosures are made annually.

Stockholders should recognize, however, that it may not be appropriate or feasible to change compensation programs already in place for the year in which the vote occurs since the advisory vote on executive compensation will take place after the beginning of the compensation year. Stockholders also should recognize that their recommendation may be modified in the future if an annual frequency vote becomes burdensome or otherwise proves to be less helpful than originally expected.

Required Vote

The say-on-frequency proposal requires a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Therefore, the frequency option (one year, two years or three years) that receives the greatest number of votes shall be passed.

The say-on-frequency vote is advisory, and therefore not binding on our company, our compensation committee or our board of directors. We will consider stockholders to have expressed a preference for the frequency that receives the largest number of favorable votes. Our board of directors also may from time to time decide that it is in the best interests of our company and its stockholders to hold the frequency vote more or less frequently than the non-binding option preferred by our stockholders.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “ONE YEAR” ON THE PROPOSAL TO DETERMINE THE FREQUENCY OF SAY-ON-PAY VOTES.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the committee must be “independent” of our company and management, as independence is defined in applicable rules of the SEC and the NASDAQ Stock Market, and each of whom our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes and audits of the financial statements of the Company and compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our audit committee, available at http://investors.sprouts.com, that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NASDAQ. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and the independent auditor the audited financial statements at December 29, 2013 and December 30, 2012 and for each of the years in the three-year period ended December 29, 2013. The committee discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held three meetings during fiscal 2013.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2013 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our Board of Directors.

Lawrence P. Molloy, Chairperson

Joseph Fortunato

Steven H. Townsend

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm (“PwC”), to audit the consolidated financial statements of our company for the fiscal year ending December 28, 2014, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of PwC will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our company for the fiscal years ended December 29, 2013 and December 30, 2012 by PwC, our independent registered public accounting firm, are as follows:

	2013	2012
Audit fees (1)	$2,782,634	$2,265,279
Audit-related fees (2)	$-	$1,339,850
Tax fees (3)	$8,500	$289,575
All other fees (4)	$1,800	$1,800

Total	$2,792,934	$3,896,504

(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, (iii) services rendered in connection with our Form S-1 and Form S-8 filings related to our initial public offering and subsequent secondary offering, and (iv) comfort letters, consents and other items related to Security and Exchange Commission matters.
(2)	Audit-related fees include services provided in connection with acquisition activity.
(3)	Tax fees consist primarily of tax consultation services.
(4)	All other fees consist of licensing fees for PwC’s accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service. The chairman of the audit committee has been delegated the authority to pre-approve any engagement for audit services or permitted non-audit services (other than internal control-related services, which must be pre-approved by the full audit committee), provided the chairman must present any decisions made under the auspices of this authority to the full committee at the next scheduled meeting.

All of the services provided by PwC described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Vote Required

Ratification of the appointment of PwC to audit the consolidated financial statements of our company for the fiscal year ending December 28, 2014 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITOR OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 28, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 29, 2013, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended December 29, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 17, 2014, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date, March 17, 2014. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 147,751,776 shares of common stock outstanding as of March 17, 2014.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sprouts Farmers Market, Inc., 11811 N. Tatum Boulevard, Suite 2400, Phoenix, Arizona 85028.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned
Named Executive Officers and Directors:
J. Douglas Sanders(2)	2,131,684	1.4%
Amin N. Maredia (3)	515,461	*
James L. Nielsen(4)	460,003	*
Brandon F. Lombardi(5)	196,886	*
Stephen D. Black(6)	69,991	*
Andrew S. Jhawar	—	*
Shon A. Boney(7)	1,765,078	*
Joseph Fortunato(8)	42,500	*
Terri Funk Graham(9)	3,000	*
George G. Golleher(10)	499,893	*
Lawrence P. Molloy(11)	25,000	*
Steven H. Townsend(12)	40,000	*
All directors and executive officers as a group (13 persons)	5,806,026	3.8%

5% Stockholders:
Apollo Funds(13)	55,042,157	37.3%
Premier Grocery, Inc.(14)	11,740,303	7.9%

*	Less than 1% of the outstanding shares of common stock

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the record date, March 17, 2014, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.
(2)	The amount listed includes (a) 119,911 shares of common stock, and (b) 2,011,773 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 17, 2014.
(3)	The amount listed includes (a) 210,000 shares of common stock, and (b) 305,461 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 17, 2014.
(4)	The amount listed includes (a) 1,000 shares of common stock, and (b) 459,003 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 17, 2014.
(5)	The amount listed includes (a) 7,500 shares of common stock, and (b) 189,386 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 17, 2014.
(6)	The amount listed includes 69,991 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 17, 2014.
(7)	The amount listed includes 1,765,078 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 17, 2014. Excludes 11,740,303 shares owned of record by Premier Grocery, Inc. Mr. Boney currently has no power to individually direct the voting or disposition of such shares, and accordingly, no beneficial ownership of such shares. See Note (14) below.
(8)	The amount listed includes 42,500 shares of common stock.
(9)	The amount listed includes 3,000 shares of common stock.
(10)	The amount listed includes (a) 225,000 shares of common stock, and (b) 274,893 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 17, 2014.
(11)	The amount listed includes 25,000 shares of common stock.
(12)	The amount listed includes 40,000 shares of common stock.
(13)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 13, 2014. The amount reported includes shares held of record by AP Sprouts Holdings, LLC (“Holdings LLC”), AP Sprouts Holdings (Overseas), L.P. (“Holdings Overseas”), AP Sprouts Incentive, LLC (“Sprouts Incentive”), AP Sprouts Coinvest, LLC (“Sprouts Coinvest”) and AP Sprouts Management, LLC (“Sprouts Management” and, together with Holdings, LLC, Holdings Overseas, Sprouts Incentive and Sprouts Coinvest, the “Apollo Funds”). AP Sprouts Holdings (Overseas) GP, LLC (“Holdings Overseas GP”) is the general partner of Holdings Overseas. Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Holdings LLC. Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI. Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI, and Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ACM VI. Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I.
Apollo Management VI, L.P. (“Management VI”) is the manager of Holdings LLC, Holdings Overseas GP, Sprouts Incentive, Sprouts Coinvest, Sprouts Management and AIF VI. AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of each of International GP and Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control over the shares of our common stock held by the Apollo Funds.
Each of the Apollo Funds disclaims beneficial ownership of all shares of our common stock and any other equity interests of ours that are held of record or beneficially owned by the other Apollo Funds, and Holdings Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I, Principal I GP, Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP (collectively, the “Apollo Entities”) each disclaims beneficial ownership of all shares of our common stock and any other equity interests of ours that are held of record by the Apollo Funds or beneficially owned by any of the Apollo Funds or the Apollo Entities.
The address of each of Holdings LLC, Holdings Overseas, Sprouts Incentive, Sprouts Coinvest, Sprouts Management, Holdings Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(14)

Based upon information contained in Amendment No. 1 to Schedule 13D filed by the beneficial owner with the SEC on December 11, 2013. The Board of Directors of Premier Grocery, Inc., a Nevada corporation, (“PGI”) is comprised of the following four members: Stanley A. Boney, Shon A. Boney, Kevin R. Easler, and Scott T. Wing. The Board of Directors of PGI makes the voting and investment decisions regarding the shares owned by PGI, and a voting or investment decision requires the approval of a majority of the Board. Accordingly, none of the foregoing individuals is deemed a beneficial owner of the shares owned by PGI. PGI was the managing member of Sprouts Arizona from 2001 until 2011. Shon A. Boney served as a member of the Sprouts Arizona Board of Directors from 2002 to 2011 and has served as a member of the Sprouts Board of Directors since

2011. Each of the other members of the Board of PGI previously served in executive management positions with Sprouts Arizona. Amounts listed for PGI exclude (a) 1,765,078 shares beneficially owned by Shon A. Boney (see Note (7) above), and (b) 20,368 shares held by the Wing Family Trust dated October 7, 1996, of which Scott T. Wing serves as a co-trustee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Stockholders Agreement

We are party to a stockholders agreement (referred to as the “Stockholders Agreement”) with stockholders that held all of our outstanding shares of common stock prior to our IPO. The Stockholders Agreement became effective upon the pricing of our IPO.

The Stockholders Agreement limits transfers of shares of our common stock by stockholders party thereto, other than the Apollo Funds, until October 31, 2014, subject to a potential extension of up to 90 days, as described below (referred to as the “Stockholders Agreement Lock-up Period”). No transfers of shares of our common stock, or any options or warrants to purchase shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock (excluding shares of common stock acquired in open market transactions subsequent to the completion of our IPO will be permitted, except as discussed below, until June 30, 2014. After that date, stockholders will be permitted to sell 33% of their shares (less any shares previously sold under the provisions discussed below). To the extent the Apollo Funds sell shares of common stock during the Stockholders Agreement Lock-up Period, stockholders will be permitted to sell a pro rata portion of their shares. In addition, stockholders will be permitted to transfer shares as gifts or to certain affiliates; provided that the transferee becomes a party to the Stockholders Agreement. The Stockholders Agreement provides that any consent by the Apollo Funds to a transfer of shares notwithstanding the restrictions must be provided to all stockholders on a pro rata basis.

The Stockholders Agreement also provides the Apollo Funds with the right to require us to file up to five registration statements with the SEC for the resale of their shares of common stock (or an unlimited number of registered offerings if we have qualified to use a Form S-3 registration statement). We filed one such registration statement, which was declared effective by the SEC in November 2013. In the event that the Apollo Funds exercise such registration rights and sell shares of common stock through an underwritten offering, the other stockholders party to the Stockholders Agreement will have the right to sell a pro rata portion of their shares in such underwritten offering, at the same price and terms as the Apollo Funds. The stockholders party to the Stockholders Agreement have agreed to not sell or otherwise transfer any shares of our common stock for a period of 90 days following any registered offering completed under the registration rights provisions of the Stockholders Agreement. Stockholders party to the Stockholders Agreement who sell less than their pro rata portion of their shares in such an offering, including those who sold less than their pro rata share of the November 2013 secondary offering, will have the right to sell the same pro rata portion of their shares as sold by the Apollo Funds in such an offering (less the number of any shares sold in such offering) upon the completion of such 90-day period.

The Apollo Funds have agreed in the Stockholders Agreement that any market sales by them prior to June 30, 2014 will be pursuant to underwritten offerings. Thereafter, block trades and other open market sales are permitted, but if the Apollo Funds sell 25% or more of the common stock held by them as of the date of the Stockholders Agreement in non-underwritten open market trades, all of the transfer restrictions applicable to the other stockholders will lapse.

Sunflower Transaction

Stephen Black, our Chief Marketing and Information Officer, was a stockholder of Sunflower Farmers Market, Inc. (referred to as “Sunflower”), which we acquired in May 2012 (referred to as the “Sunflower Transaction”) and accordingly received from us in the Sunflower Transaction, on the same terms as all Sunflower stockholders, consideration for his shares of Sunflower common stock in the amount of $589,000.

Corporate Aircraft

During fiscal 2012, we purchased an aircraft from CJ Leasing Services, LLC, an entity controlled by Shon Boney, a member of our board of directors, for $3.2 million.

Volcanic Red

We purchased coffee from Volcanic Red, LLC (dba Volcanic Red Coffees), a company in which Mr. Boney (together with his immediate family members) and Kevin Easler, a former director, own 15% and 7.5% interests, respectively. Our purchases totaled $3.4 million, $5.6 million and $7.9 million in fiscal 2011, fiscal 2012 and fiscal 2013, respectively. As of December 30, 2012 and December 29, 2013, we had recorded accounts payable due to this vendor of $0.7 million and $0.7 million, respectively.

Notes

During 2013, certain members of our management held senior subordinated promissory notes, including J. Douglas Sanders, Amin N. Maredia and James L. Nielsen, who held notes in the principal amounts of $500,000, $175,000 and $175,000, respectively. These notes were repaid on May 31, 2013.

Certain Transactions with Apollo Affiliates

In connection with our credit facility, we paid an arrangement fee of $760,000 to an affiliate of Apollo. Apollo Global Securities, LLC, another affiliate of Apollo, was an underwriter of our IPO and secondary offering that closed on December 2, 2013, and received fees of approximately $0.9 million and $1.0 million, respectively.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, in connection with our IPO, we entered into indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration, and approval by our board of directors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our company wishes to have included in the proxy statement in connection with our 2015 Annual Meeting of Stockholders must be submitted to us no later than November 17, 2014.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 28, 2014 but not submitted for inclusion in the proxy statement for our 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8, must be received by us no earlier than December 16, 2014 and no later than January 15, 2015, unless we change the date of our 2015 annual meeting more than 30 days before or more than 70 days after May 15, 2015, in which case stockholder proposals must be received by us no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of (x) the 120th day prior to such annual meeting or (y) the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals must include the specified information described in our bylaws and follow the procedures outlined in Rule 14a-8 under the Exchange Act.

Proposals and other items of business should be directed to the attention of our Corporate Secretary at our principal executive offices, 11811 North Tatum Boulevard, Suite 2400, Phoenix, Arizona 85028.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: March 17, 2014

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains a financial measure, Adjusted EBITDA, that is not calculated in accordance with accounting principles generally accepted in the United States of America (referred to as “GAAP”). We believe the presentation of Adjusted EBITDA aids in the understanding of our business performance but it is not intended to be an alternative to GAAP measures.

We define Adjusted EBITDA as net income before interest expense, provision for income tax, and depreciation and amortization, excluding store closure and exit costs, one-time costs associated with our 2011 business combination with Henry’s Holdings, LLC and 2012 acquisition of Sunflower Farmers Market, Inc. (referred to as the “Sunflower Transaction”), losses from disposal of assets and certain other items that we do not consider representative of our ongoing financial performance.

This non-GAAP measure is intended to provide additional information only and does not have any standard meanings prescribed by GAAP. Use of the terms below may differ from similar measures reported by other companies. Because of their limitations, none of the non-GAAP measures should be considered as a measure of discretionary cash available to use to reinvest in growth of our business, or as a measure of cash that will be available to meet our obligations. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table shows a reconciliation of adjusted and pro forma adjusted EBITDA to net income for the thirteen and fifty-two weeks ended December 29, 2013 and pro forma net income for the thirteen and fifty-two weeks ended December 30, 2012. As the effects of the Sunflower Transaction have a material effect on the comparability of our results of operations, we have therefore supplemented the comparison of our results of operations for the thirteen and fifty-two weeks ended December 29, 2013 with comparisons to the results for the thirteen and fifty-two weeks ended December 30, 2012 on a pro forma basis giving effect to the Sunflower Transaction as if it had occurred on the first day of fiscal 2012.

	(In millions)
	(Unaudited)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
	Actual	Sunflower	Actual	Sunflower
Net income (a)	$9.3	$3.5	$51.3	$24.5
Income tax provision	5.6	2.5	32.7	19.9

Net income before income taxes	14.9	6.0	84.0	44.4
Store closure and exit costs (b)	0.4	(1.4)	2.1	2.2
Costs associated with acquisitions and integration (c)	-	4.1	-	17.1
Loss on disposal of assets (d)	-	-	0.4	2.0
IPO bonus (e)	-	-	3.2	-
Secondary offering expenses including employment taxes on options exercises (f)	2.0	-	2.0	-
Loss on extinguishment of debt	1.0	-	18.7	1.0
Adjusted income tax provision (g)	(6.9)	(3.5)	(43.0)	(26.7)

Adjusted net income	11.4	5.2	67.4	40.0
Interest expense, net	6.9	9.9	37.2	40.3
Adjusted income tax provision (g)	6.9	3.5	43.0	26.7

Adjusted earnings before interest and taxes (EBIT)	25.2	18.6	147.6	107.0
Depreciation, amortization and accretion	12.6	10.1	47.5	40.4

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$37.8	$28.7	$195.1	$147.4

A-1

(a)         See “Unaudited Supplemental Pro Forma Condensed Consolidated Financial Information” on pages 55-59 of our 2013 Annual Report on Form 10-K for a reconciliation of pro forma net income to net income for the thirteen and fifty-two weeks ended December 30, 2012.

(b)         Store closure and exit costs have been excluded from adjusted and pro forma adjusted EBITDA, and from adjusted and pro forma adjusted net income. In fiscal 2013 these costs included the costs related to the closure of a former Sunflower warehouse facility and adjustments to sublease assumptions on other properties. In fiscal 2012 these consist primarily of the costs to close a Sunflower administrative facility following the Sunflower Transaction and one store location and in the thirteen weeks ended December 30, 2012 included a benefit from a landlord’s voluntary release of a lease obligation for a previously closed location.

(c)         Costs associated with acquisitions and integration represent the costs to integrate the combined businesses resulting from the Sunflower and Henry’s Transactions. These expenses include professional fees and severance, which the Company excludes from its pro forma adjusted EBITDA and pro forma adjusted net income to provide period-to-period comparability of the Company’s operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.

(d)         Loss on disposal of assets represents the gains and losses recorded in connection with the disposal of property and equipment. The Company excludes gains and losses on disposals of assets from its adjusted and pro forma adjusted EBITDA and adjusted and pro forma adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations. The loss recorded in fiscal 2012 primarily relates to the loss on the sale leaseback of a store property.

(e)         IPO bonus represents the bonuses paid to certain employees in connection with the Company’s initial public offering. The Company excludes the IPO bonus from its adjusted and pro forma adjusted EBITDA and adjusted and pro forma adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.

(f)         Secondary offering expenses including employment taxes on options exercises represents expenses the Company incurred in its second public offering and employment taxes paid by the Company in connection with options exercised in that offering. The Company has excluded these items from its adjusted and pro forma adjusted EBITDA and adjusted and pro forma adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the performance of its store operations.

(g)         Pro forma adjusted and adjusted income tax provision for all periods presented represents the income tax provision and pro forma income tax provision plus the tax effect of the adjustments described in notes (b) through (e) above based on statutory tax rates for the period. For the fifty-two weeks ended December 30, 2012, this amount was further adjusted to reflect a $1.9 million reduction in pro forma income tax provision for the effects of certain items related to the Sunflower Transaction. Of the adjustment, $2.3 million relates to the tax effects of $3.3 million and $2.9 million of non-deductible transaction costs incurred by the Company and Sunflower, respectively, based on statutory tax rates for the period. This adjustment was partially offset by a $0.4 million adjustment related to tax benefits from Sunflower stock option exercises. The Company has excluded these items from its pro forma adjusted income tax provision because management believes they do not directly reflect the ongoing performance of its store operations and are not reflective of its ongoing income tax provision.

A-2

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000199866_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Terri Funk Graham 02 George G. Golleher 03 Steven H. Townsend SPROUTS FARMERS MARKET, INC. 11811 N. TATUM BLVD., SUITE 2400 PHOENIX, AZ 85028 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2013 (“say-on-pay”). The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. To vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (“say-on-frequency”). The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 28, 2014. NOTE: And to consider such other business as may properly come before the meeting or any adjorment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meetingTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000199866_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Terri Funk Graham 02 George G. Golleher 03 Steven H. Townsend SPROUTS FARMERS MARKET, INC. 11811 N. TATUM BLVD., SUITE 2400 PHOENIX, AZ 85028 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2013 (“say-on-pay”). The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. To vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (“say-on-frequency”). The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 28, 2014. NOTE: And to consider such other business as may properly come before the meeting or any adjorment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000199866_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . SPROUTS FARMERS MARKET, INC. Annual Meeting of Stockholders May 15, 2014 9:00 AM PDT This proxy is solicited on behalf of the Board of Directors The undersigned stockholder of SPROUTS FARMERS MARKET, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated March 17, 2014, and hereby appoints J. Douglas Sanders and Amin N. Maredia and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of SPROUTS FARMERS MARKET, INC., to be held on Thursday, May 15, 2014, at 9:00 AM local time, at The Westin Kierland Resort & Spa, located at 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and at any adjournment or postponement thereof, and to vote all shares of common stock of SPROUTS FARMERS MARKET, INC. held of record by the undersigned at the close of business on March 17, 2014 as hereinafter specified upon the proposals set forth on the reverse side of this proxy card. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE CLASS I DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “1 YEAR” ON PROPOSAL 3, “FOR” PROPOSAL 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, “FOR” THE ELECTION OF THE THREE CLASS I DIRECTOR NOMINEES (PROPOSAL NO. 1), “FOR” PROPOSAL 2, “1 YEAR” ON PROPOSAL 3, “FOR” PROPOSAL 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. Continued and to be signed on reverse side